EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the registration statements 333-43718 and 333-70376 on Form S-8 of CorVu Corporation of our report dated September 12, 2002, relating to the consolidated balance sheets of CorVu Corporation and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, which report appears in the June 30, 2002 annual report on Form 10-KSB of CorVu Corporation.

Our report dated September 12, 2002 contains an explanatory paragraph that states the Company has a working capital deficiency and has a stockholders’ deficit which raise substantial doubt about the entity’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
September 30, 2002